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UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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In re:	:
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ATRINSIC, INC.,	:	Chapter 11
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Debtor.	:	Case No.: 12-12553 (JMP)
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FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER

CONFIRMING SECOND AMENDED PLAN OF REORGANIZATION PROPOSED BY ATRINSIC, INC.

RECITALS:

A.           On March 7, 2013, Atrinsic, Inc. (the “Debtor”) a filed a Second Amended Plan of Reorganization (the “Plan”)1 [ECF Docket No. 87] and a Second Amended Disclosure Statement (the “Disclosure Statement”) [ECF Docket No. 88] with respect to the Plan.

B.           On March 19, 2013, the Bankruptcy Court entered an order (the “Scheduling Order”) [ECF Docket No. 89] approving the Disclosure Statement and scheduling a hearing (the “Confirmation Hearing”) to consider confirmation of the Plan to be held on April 23, 2013.

C.           On March 20, 2013, as evidenced by the Affidavit of Service dated March 21, 2013 [ECF Docket No. 92], the Debtor caused the timely mailing to all known creditors and equity security holders of the Debtor of an information and solicitation package (the “Solicitation Package”) consisting of (i) the Disclosure Statement and all exhibits thereto, (ii) the Plan (furnished in the Solicitation Package as an exhibit to the Disclosure Statement), and (iii) the Scheduling Order. With respect to those creditors and equity holders with claims or equity interests in a class entitled to vote on the Plan, the Debtor also included ballot forms (the “Ballots”).

1 Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan. Any capitalized term used in the Plan or in this Order that is not defined in the Plan or in this Order, but that is used in title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), or in the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

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D.           On April 12, 2013, the Debtor filed, as required under the Plan, the Plan Supplement Regarding Second Amended Plan of Reorganization Dated March 7, 2013 Proposed by Atrinsic, Inc., together with the exhibits annexed thereto (ECF Docket No. 101; the “Plan Supplement”).

E.           On April 17, 2013, the Debtor caused to be filed the Certification of Ballots [ECF Docket No. 107], certifying the Ballots accepting or rejecting the Plan, and attesting to and certifying the method and results of the ballot tabulation for the classes of claims and equity interests voting to accept or reject the Plan (the “Voting Report”).

F.           On June 4, 2013, the Debtor filed the Affidavit of Sebastian Giordano in Support of Confirmation of the Debtor’s Second Amended Plan of Reorganization (the “Confirmation Affidavit”) [ECF Docket No. 117].

G.           The Confirmation Hearing was held on June 25, 2013 at 2:00 p.m.

NOW, THEREFORE, it appearing to the Court that notice of the Confirmation Hearing and the opportunity for any party in interest to object to confirmation of the Plan was adequate and appropriate; and upon the Court’s review of the Voting Report; and upon all of the evidence proffered or adduced and the arguments of counsel made at the Confirmation Hearing, and the entire record of the Case; and after due deliberation thereon and good cause appearing therefor:

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FINDINGS OF FACT AND CONCLUSIONS OF LAW2

IT IS HEREBY FOUND AND DETERMINED THAT:

1.            Exclusive Jurisdiction, Venue, Core Proceeding (28 U.S.C. §§ 157, 1334(a), 1408, and 1409). The Court has jurisdiction over the Case pursuant to 28 U.S.C. §§ 157 and 1334. Venue is proper before the Court pursuant to 28 U.S.C. §§ 1408 and 1409. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. §§ 157(b)(2). The Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed and to enter a final order with respect to such matters.

2.            Judicial Notice. The Court takes judicial notice of the docket of the Case maintained by the Clerk of the Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered, or adduced at the hearings held before the Court during the pendency of the Case.

3.          Transmittal and Mailing of Materials and Notice. Transmittal and service of the Solicitation Package was adequate and sufficient. Adequate and sufficient notice of the Confirmation Hearing and the other dates and hearings described in the Scheduling Order was given in compliance with the Scheduling Order and no other or further notice is or shall be required.

4.          Plan Compliance with the Applicable Provisions of the Bankruptcy Code (11 U.S.C. § 1129(a)(1)). The Plan complies with the applicable provisions of the Bankruptcy Code, including, without limitation, as set forth below, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

2 The findings and conclusions set forth herein and on the record of the Hearing constitute the Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure made applicable herein by Bankruptcy Rules 7052 and 9014. Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Fed. R. Bankr. P. 7052.

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(a)             Proper Classification of Claims and Interests (11 U.S.C. §§ 1122, 1123(a)(1)). The Plan designates four (4) Classes of Claims and Interests. The Claims or Interests placed in each Class are substantially similar to other Claims or Interests, as the case may be, in such Class. Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan and such classification does not unfairly discriminate among holders of Claims or Interests. Thus, the Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

(b)             Specification of Unimpaired Classes (11 U.S.C. § 1123(a)(2)). The Plan specifies that Class 1 is unimpaired, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

(c)             Specification of Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)). The Plan designates Classes 2, 3 and 4 as impaired and specifies the treatment of Claims and Interests in those Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

(d)            Equal Treatment Within Classes (11 U.S.C. § 1123(a)(4)). The Plan provides for the same treatment by the Debtor for each Claim or Interest in a particular Class unless the holder of a particular Claim or Interest in such Class has agreed to a less favorable treatment of its Claim or Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

(e)             Implementation of Plan (11 U.S.C. § 1123(a)(5)). As set forth in the Confirmation Affidavit, the Plan provides adequate and proper means for its implementation, thereby satisfying section 1123(a)(5) of the Bankruptcy Code.

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(f)             Charter Provisions (11 U.S.C. § 1123(a)(6)).   In satisfaction of section 1123(a)(6) of the Bankruptcy Code, the Amended and Restated Certificate of Incorporation of Atrinsic, Inc. (the "Certificate of Incorporation"), which is referenced in section 6.5 of the Plan and is attached as Exhibit A to the Plan Supplement, prohibits the issuance of non-voting equity securities to the extent prohibited under section 1123(a)(6).

(g)            Selection of Officers, Directors, and Trustees (11 U.S.C. §§ 1123(a)(7)). Section 6.5 of the Plan provides for designation of the board of directors in accordance with the Certificate of Incorporation. The Disclosure Statement discloses that Sebastian Gordano will continue to serve as Chief Restructuring Officer of the Debtor. The Liquidating Trust Agreement, which is attached as Exhibit A to the Plan, identifies the Liquidating Trustee, who was selected by the Committee, and sets forth procedures and terms applicable to any appointment of a replacement Liquidating Trustee, by an advisory committee or by the Court. Accordingly, the Plan provisions relating to selection of officers, directors, and trustees is consistent with the interests of creditors and equity security holders and with public policy in accordance with section 1123(a)(7) of the Bankruptcy Code.

(h)           Additional Plan Provisions (11 U.S.C. § 1123(b)). The Plan's additional provisions are appropriate and not inconsistent with the applicable provisions of the Bankruptcy Code.

5.           The Debtor’s Compliance with the Applicable Provisions of the Bankruptcy Code (11 U.S.C. § 1129(a)(2)). The Debtor has complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code. Specifically:

(i)	the Debtor is a proper debtor under section 109 of the Bankruptcy Code and the Debtor is a proper proponent of the Plan under section 1121(a) of the Bankruptcy Code;

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(ii)	the Debtor has complied with applicable provisions of the Bankruptcy Code; and

(iii)	the Debtor has complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Scheduling Order in transmitting the Solicitation Package and in soliciting and tabulating votes on the Plan.

6.          Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)). The Debtor has proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of the Case, the formulation of the Plan and the events leading up to same.

7.          Payments for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)). Any payment made or to be made by the Debtor for services or for costs and expenses in or in connection with the Case, or in connection with the Plan and incident to the Case, has been approved by, or is subject to the approval of, the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code. In particular, section 3.3 of the Plan contemplates Court approval of payments of fees and expense reimbursements for professionals.

8.          Board of Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)). The Plan adequately discloses and provides for the selection of officers, directors, or trustees who would serve under the Plan, and the selection or continuance of such directors, officers, or trustees is consistent with the interests of creditors and equity security holders and with public policy. As disclosed in the Disclosure Statement, Sebastian Giordano will continue to serve as Chief Restructuring Officer of the Debtor. As disclosed in the Liquidating Trust Agreement, Jacen Dinoff will be the Liquidating Trustee. The Debtor has adequately disclosed the identity and nature of compensation of any insider that will be employed or retained by the Reorganized Debtor. Accordingly, section 1129(a)(5) of the Bankruptcy Code is satisfied.

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9.          No Rate Changes (11 U.S.C. § 1129(a)(6)). There are no rates applicable to the Debtor’s businesses or otherwise over which any regulatory commission or other governmental authority has, or will have, jurisdiction after confirmation of the Plan, whose approval of such rates is required under section 1129(a)(6) of the Bankruptcy Code. Thus, section 1129(a)(6) of the Bankruptcy Code is not applicable in the Case.

10.         Best Interests of Creditors Test (11 U.S.C. § 1129(a)(7)). The Plan provides that each holder of a claim or interest in an impaired class either shall have accepted the Plan or will receive or retain under the Plan on account of such claim or interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would so receive or retain if the Debtor was liquidated under chapter 7 of the Bankruptcy Code on such date. The Liquidation Analysis contained in the Disclosure Statement reflects, and the Court finds, that each holder of a claim or interest in an impaired class will receive a distribution on account of such claim or interest that is not less than such holder would receive or retain if the Debtor was liquidated in a chapter 7 bankruptcy case. Thus, the Plan satisfies section 1129(a)(7) of the Bankruptcy Code.

11.         Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)). Class 2 (Senior Noteholder Claims), Class 3 (General Unsecured Claims) and Class 4 (Interests) have each voted to accept the Plan. Class 1 (Priority Non Tax Claims) is unimpaired under the Plan, not entitled to vote and is deemed to accept the Plan.

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12.         Treatment of Priority Claims (11 U.S.C. § 1129(a)(9)). Under section 3.1 of the Plan, all Allowed Administrative Expense Claims shall be paid in full in Cash, or as otherwise agreed by the holder of such Allowed Administrative Expense Claim, on the Effective Date. Under section 3.3 of the Plan, subject to a cap of $175,000 for the aggregate fees and expenses (inclusive of any retainers paid) as may be awarded to Debtor’s current counsel, DelBello Donnellan Weingarten Wise & Wiederkehr, Debtor’s prior counsel, Rattet Pasternak, LLP, and counsel of the Creditors Committee to be paid from the Debtor’s Cash and subject to any caps provided for in the Board Stipulation, all retained professionals shall be paid the full amounts awarded by the Court, in Cash, on the later of (a) the Effective Date or (b) an Order granting final allowance and award. Under section 3.5 of the Plan, the Reorganized Debtor shall pay to each Holder of an Allowed Priority Tax Claim from the Post-Confirmation Assets the full amount of such Claims, if any, over a period of no more than five (5) years from the Petition Date as permitted under 11 U.S.C. Section 1129(a)(9)(C)(ii), unless such holder agrees to other treatment. Under section 4.1 of the Plan, Allowed Class 1 Priority Non Tax Claims shall be paid in full in Cash on the Effective Date. Thus, the Plan’s treatment of Administrative Expense Claims, Priority Tax Claims, Professional Fee Claims, and Non-Tax Priority Claims satisfies the requirements of sections 1129(a)(9) of the Bankruptcy Code.

13.         Acceptance of at Least One Impaired Class of Claims (11 U.S.C. § 1129(a)(10)). Classes 2, 3 and 4, which classes are each Impaired, have each voted to accept the Plan. Thus, the Plan satisfies section 1129(a)(10) of the Bankruptcy Code.

14.         Feasibility (11 U.S.C. § 1129(a)(11)). The Debtor has demonstrated that, upon closing of the transactions contemplated by the Plan, it will have sufficient cash with which to make all of the payments required to be made on the Effective Date. The Debtor or Liquidating Trustee, as applicable, will be able to make all of the payments required pursuant to the Plan and, therefore, confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization. Thus, the Plan satisfies section 1129(a)(11) of the Bankruptcy Code.

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15.         Payment of Certain Fees (11 U.S.C. § 1129(a)(12)). All fees payable on or before the Effective Date under 28 U.S.C. § 1930 either have been paid or will be paid on or as soon as practicable after the Effective Date. Thus, the Plan satisfies section 1129(a)(12) of the Bankruptcy Code.

16.         Continuation of Retiree Benefits (11 U.S.C. § 1129(a)(13)). The Debtor does not have any liability to pay “retiree benefits” as that term is defined under section 1114(a) of the Bankruptcy Code. Accordingly, section 1129(a)(13) of the Bankruptcy Code is not applicable.

17.         No Other Plan (11 U.S.C. § 1129(c)). No other pending plan of reorganization has been filed with respect to the Debtor. Accordingly, section 1129(c) of the Bankruptcy Code is not applicable.

18.         No Avoidance of Taxes or Avoidance of Application of Securities Act (11 U.S.C. §1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933.

19.         Satisfaction of Confirmation Requirements. Based upon the foregoing, the Plan satisfies the applicable requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

20.         Good Faith Solicitation (11 U.S.C. § 1125(e)). Based upon the record before the Court, all Persons who solicited votes on the Plan solicited such votes in good faith and in compliance with the applicable provisions of the Bankruptcy Code and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpatory and injunctive provisions set forth in the Plan.

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21.         Rule 3016(a) of the Bankruptcy Rules. The Plan is dated and identifies the entities submitting it, thereby satisfying Rule 3016(a) of the Bankruptcy Rules.

22.         Rejection of Executory Contracts and Unexpired Leases. The rejection of executory contracts and unexpired leases under the Plan and this Order reflects the Debtor's exercise of reasonable business judgment.

23.         Releases. The releases and discharges of claims and causes of action under the Plan constitute good faith compromises and settlements of the matters covered thereby. Such compromises and settlements are (a) made in exchange for adequate consideration; (b) in the best interests of the Debtor's estate, claimholders and other parties in interest; (c) fair, equitable and reasonable; (d) integral elements of the restructuring and resolution of the Case in accordance with the Plan; and (e) are otherwise approved by the Court as appropriate pursuant to applicable law. Each of the discharge, release, injunction, indemnification and exculpation provisions set forth in the Plan (i) is within the jurisdiction of the Court under 28 U.S.C. §§ 1334(a), (b), and (d); (ii) is an essential means of implementing the Plan pursuant to section 1123(a)(5) of the Bankruptcy Code; (iii) is an integral element of the transactions incorporated into the Plan; (iv) confers a material benefit on, and is in the best interests of, the Debtor, its estate, and its creditors; (v) is important to the overall objectives of the Plan to finally resolve all claims among or against the parties in interest in the Case with respect to the Debtor, and its organization, capitalization, operation, and reorganization; and (vi) is consistent with sections 105, 1123, 1129, and other applicable provisions of the Bankruptcy Code.

DECREES

NOW THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:

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24.         Incorporation. To the extent applicable, based on the context, the foregoing Findings of Fact and Conclusions of Law are incorporated by reference as decretal paragraphs of this Order.

25.         Confirmation. The Plan, including the Board Stipulation which is expressly incorporated in its entirety in the Plan by reference, is hereby approved and confirmed under section 1129 of the Bankruptcy Code. The Internal Revenue Service withdrew its claims against the Debtor (ECF Docket No. 122) on June 21, 2013 and its objection to the Plan on June 19, 2013 (ECF Docket No. 121). All objections to the Plan not heretofore withdrawn or resolved as set forth on the record at the Confirmation Hearing are overruled in their entirety. The record of the Confirmation Hearing is incorporated herein by reference.

26.         Non-Adverse Amendment to the Plan. Notwithstanding Section 4.4(ii) of the Plan, the Reorganized Debtor may, in its sole discretion, effect the Reorganized Debtor Stock Distribution to Class 2 and Class 3 Creditors pursuant to the Plan and leave outstanding the Class 4 Interests, which, following such Reorganized Debtor Stock Distribution to Class 2 and Class 3 Creditors, would represent 2% of the Reorganized Debtor Common Stock on the Effective Date, treating the Reorganized Debtor Convertible Preferred Stock on an as-converted basis without regard to the 9.99% beneficial ownership blocker.

27.         Provisions of Plan and Order Nonseverable and Mutually Dependent. The provisions of the Plan and this Order are non-severable and mutually dependent.

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28.         General Authorizations. Pursuant to section 1142(b) of the Bankruptcy Code, the Debtor, the Reorganized Debtor, and other relevant parties are authorized, empowered, and directed to perform such acts as are necessary or appropriate to comply with or consummate the Plan, including, without limitation, executing, delivering, implementing, or consummating any instrument, agreement, or other document necessary or appropriate to consummate the Plan and the closing of the Momspot acquisition as set forth in section 6.2 of the Plan. All such documents shall, upon execution, be valid, binding, and enforceable in accordance with their terms, and not be in conflict with any federal or state law.

29.         Binding Effect. Subject to the provisions of the Plan, in accordance with section 1141(a) of the Bankruptcy Code and notwithstanding any otherwise applicable law, upon the occurrence of the Effective Date, the terms of the Plan and this Confirmation Order shall be binding upon, and inure to the benefit of: (a) the Debtor; (b) the Reorganized Debtor; (c) any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are Impaired under the Plan or whether the holders of such Claims or Interests accepted, rejected or are deemed to have accepted or rejected the Plan); (d) any other Person giving, acquiring or receiving property under the Plan; (e) any and all non-Debtor parties to executory contracts or unexpired leases with the Debtor; and (f) the respective heirs, executors, administrators, trustees, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, guardians, successors or assigns, if any, of any of the foregoing. Subject to the terms and conditions of the Plan, on the Effective Date, all settlements, compromises, releases, waivers, discharges, exculpations and injunctions set forth in the Plan shall be effective and binding on all Persons who may have had standing to assert any settled, released, discharged, exculpated or enjoined causes of action, and no other Person or entity shall possess such standing to assert such causes of action after the Effective Date.

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30.         Confirmation Injunction. Except as otherwise specifically provided in the Plan and except as may be necessary to enforce or remedy a breach of the Plan, from and after the Effective Date, (i) all Persons are permanently enjoined from commencing or continuing in any manner, any cause of action released or to be released pursuant to the Plan or this Order; (ii) to the extent of the releases and exculpation granted in the Plan, the applicable releasing parties shall be permanently enjoined from commencing or continuing in any manner against the applicable released and/or exculpated parties and their assets and properties, as the case may be, any suit, action or other proceeding, on account of or respecting any claim, demand, liability, obligation, debt, right, cause of action, interest or remedy released or to be released pursuant to the Plan; (iii) except as otherwise expressly provided in the Plan, the Plan Supplement or related documents, or for obligations issued pursuant to the Plan, all Persons who have held, hold or may hold claims or interests that have been released, discharged, or are subject to exculpation pursuant to the Plan are permanently enjoined, from and after the Effective Date, from taking any of the following actions: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (2) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against such Persons on account of or in connection with or with respect to any such claims or interests; (3) creating, perfecting or enforcing any encumbrance of any kind against such Persons or the property or estate of such Persons on account of or in connection with or with respect to any such claims or interests; and (4) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released, settled or discharged pursuant to the Plan.

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31.          Exculpation. Pursuant to and to the extent permitted by section 1125(e) of the Code, and notwithstanding any other provision of the Plan, no holder of a Claim, Interest, or Lien shall have any right of action against the Debtor, the Reorganized Debtor, the Creditors Committee, the Debtor’s Assets, the Class 2 Senior Noteholders or any of their respective managers, officers, directors, agents, attorneys, investment bankers, financial advisors, other professionals (the “1125 Released Parties”), or any of their respective property and assets for any act or omission in connection with, relating to or arising out of the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which constitute willful misconduct.

The 1125 Released Parties shall not have nor incur any liability to any entity for any action taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, confirmation or consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into, or any other action taken or omitted to be taken in connection with this chapter 11 case or the Plan except with respect to (a) their obligations under the Plan and any related agreement or for (b) bad faith, willful misconduct, breach of fiduciary duty, malpractice, fraud, criminal conduct, unauthorized use of confidential information that causes damages, and/or ultra vires acts. Notwithstanding any other provision hereof, nothing in Sections 9.3 or 9.4 hereof shall effect a release of any claim by the United States Government or any of its agencies or any state and local authority whatsoever, including, without limitation, any claim arising under the Internal Revenue Code, the federal securities laws, NYS Tax Law, the environmental laws or any criminal laws of the United States or any state and local authority against the 1125 Released Parties, nor shall anything in Sections 9.3 or 9.4 hereof enjoin the United States or any state or local authority from bringing any claim, suit, action or other proceedings against the 1125 Released Parties referred to herein for any liability whatever, including, without limitation, any claim, suit or action arising under the Internal Revenue Code, the federal securities laws, the environmental laws or any criminal laws of the United States or any state and local authority, nor shall anything in this Plan exculpate any party from any liability to the United States Government or any of its agencies or any state and local authority whatsoever, including liabilities arising under the Internal Revenue Code, NYS Tax Law, the environmental laws or any criminal laws of the United States or any state and local authority against the 1125 Released Parties, or limit the liability of the Debtor’s Professionals retained pursuant to Rule 1.8(h)(1) of the New York Rules of Professional Conduct.

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32.         Releases. The releases provided for in the Plan, including, without limitation, the releases set forth in section 9.4 of the Plan, are incorporated in this Order as if set forth in full herein and are hereby approved and authorized in their entirety and shall be, and hereby are, effective and binding, subject to the respective terms thereof, on all Persons who may have had standing to assert released claims or causes of action, and no Person shall possess such standing to assert such claims or causes of action after the Effective Date.

33.         Term of Bankruptcy Injunction or Stays. Unless otherwise provided herein, all injunctions or stays provided for in the Case pursuant to sections 105, 362, or 525 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date. The Plan and this Order permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities released or enjoined pursuant to the Plan.

34.         Discharge of the Debtor. The Debtor’s discharge is hereby granted and shall be governed by Section 1141(d)(1)(A) of the Bankruptcy Code.

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35.         Executory Contracts and Unexpired Leases.

(a)             Assumption and Rejection of Agreements.   All of the Debtor’s executory contracts and unexpired leases shall be deemed rejected on the Effective Date, and such rejection is authorized by this Order, except to the extent (i) the Debtor previously has assumed or rejected an executory contract or unexpired lease, or (ii) prior to the Effective Date, the Debtor has Filed or does File a motion to assume an executory contract or unexpired lease on which the Bankruptcy Court has not ruled.

(b)             Claims for Damages. All proofs of claim with respect to Claims arising from the rejection of executory contracts or leases, if any, must, unless another order of the Court provides for a different date, be filed with the Court within thirty (30) days after the mailing of notice of Effective Date. Any and all proofs of claim with respect to Claims arising from the rejection of executory contracts by the Debtor shall be treated as Class 3 General Unsecured Claims, for purposes of distribution pursuant to the Plan. Unless otherwise permitted by Final Order, any proof of claim that is not filed before the applicable bar date established by the Court (other than those Claims arising from the rejection of executory contracts or leases under the Plan) shall automatically be disallowed as a late filed Claim, without any action by the Debtor, and the holder of such Claim shall be forever barred from asserting such Claim against the Debtor, its Estate, or property of its Estate.

36.         U.S. Trustee Fees. All unpaid U.S. Trustee Fees incurred before the Effective Date shall be timely paid by the Debtor in the ordinary course as such U.S. Trustee Fees become due and payable. All unpaid U.S. Trustee Fees incurred after the Effective Date shall be timely paid from Post-Confirmation Assets by the Reorganized Debtor in the ordinary course as such U.S. Trustee Fees become due and payable, until the earliest of the entry of a final decree closing the Case, dismissal of the Case, or conversion of the Case to a case under chapter 7.

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37.         Exemption from Securities Laws. The Reorganized Debtor Stock Distribution, including the shares of Reorganized Debtor Common Stock issuable upon conversion of Reorganized Debtor Convertible Preferred Stock, shall be exempt from registration under the Securities Act and any state or local law pursuant to Bankruptcy Code § 1145. The Reorganized Debtor is a successor to the Debtor only to the limited extent needed to comply with Bankruptcy Code § 1145 and for no other reason under any state or federal law.

38.         Exemption from Transfer Taxes. In accordance with Bankruptcy Code § 1146(a), neither (i) the issuance, transfer or exchange of security under the Plan or the making or delivery of an instrument of transfer nor (ii) the transfers of the Debtor’s assets shall be taxed under any law imposing stamp or similar tax, provided such transfer occurs after the Confirmation Date. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded is hereby ordered and directed to accept such instrument, without requiring the payment of any stamp or similar tax.

39.         Retention of Jurisdiction. Pursuant to Bankruptcy Code §§ 105(a) and 1142, and notwithstanding entry of this Order and occurrence of the Effective Date, the Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(a)	allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution of any application or request for payment of any Administrative Claim, and the resolution of any objections to the allowance or priority of Claims;

(b)	hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters, including, but not limited to, all causes of action, and consider and act upon the compromise and settlement of any Claim, or cause of action;

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(c)	enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection therewith;

(d)	hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan;

(e)	consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(f)	issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

(g)	hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, and the Confirmation Order;

(h)	enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Case;

(i)	hear and determine matters concerning state, local, and federal taxes in accordance with Bankruptcy Code §§ 346, 505 and 1146;

(j)	hear and determine all matters related to the Post-Confirmation Assets, the Debtor, and the Reorganized Debtor from and after the Effective Date;

(k)	hear and determine such other matters as may be provided in the Confirmation Order and as may be authorized under the provisions of the Bankruptcy Code; and

(l)	enter a final decree closing the Case.

40.         Confirmation Order Controlling. If there is any conflict or inconsistency between the Plan and this Order, or any amplification contained herein of any provision of the Plan, the terms of this Order shall control.

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41.         Reversal. If any or all of the provisions of this Order are hereafter reversed, modified, or vacated by subsequent order of the Court or any other court, such reversal, modification, or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to receipt of written notice of any such order. Notwithstanding any such reversal, modification, or vacatur of this Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Order and the Plan or any amendments or modifications thereto.

42.         Applicable Non-Bankruptcy Law, Rules, and Regulations. Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Order and the Plan shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law, rule, or regulation.

43.         Order Effective. Notwithstanding Bankruptcy Rule 3020(e), this Order shall be effective and enforceable immediately upon its entry.

44.         Administrative Expense Claim Bar Date. Notwithstanding anything to the contrary set forth in the Plan, the Administrative Expense Claims Bar Date, as defined in Section 3.2 of the Plan, shall be July 19, 2013.

45.         Unclaimed Distributions. In the event any holder of a Claim fails to claim any Distribution within four (4) months from the date of such Distribution, such claimant shall forfeit all rights thereto, and to any and all future Distributions and thereafter the claim for which such Distribution was distributed shall be treated as a disallowed Claim. In this regard, distributions to claimants entitled thereto shall be sent to their last known address set forth on a Proof of Claim filed with the Bankruptcy Court or if no Proof of Claim is filed, on the Schedules filed by the Debtor or to such other address as may be designated by a Creditor. The Debtor and Reorganized Debtor shall use their collective best efforts to obtain current addresses for all claimants. The Debtor shall notify the counsel to the Senior Noteholders and Creditors Committee of all returned Distributions. All unclaimed Distributions shall retained by the Reorganized Debtor.

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46.         References to Plan Provisions. The failure specifically to include or reference any particular provision of the Plan in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety.

47.         Headings. Headings utilized herein are for the convenience of reference only and shall not constitute a part of the Plan or this Order for any other purpose.

48.         Effective Date of the Plan. Notwithstanding any provision contained in the Plan, the Effective Date is subject to the providing of written consent from the Senior Noteholders or their counsel as to the Plan becoming effective.

Dated: New York, New York	/s/ James M. Peck
June 26, 2013
Honorable James M. Peck
United States Bankruptcy Judge

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